Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

July 2, 2014

Quarterly Distribution Report No. 198

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution Report is for the payment received by the Trust attributable to the first quarter of 2014 (the “Q1 Distribution Period”).

The Trust received $132,145 (or $0.4755 per Trust Unit) from EMI Entertainment World Inc., for the Q1 Distribution Period (the “Q1 Payment”), as compared to $22,384 (or $0.0806 per Trust Unit) for the payment attributable to the first quarter of 2013.

The full amount of the Q1 Payment is being held in reserve by the Trustees of the Trust to pay administrative Trust expenses in accordance with the Trust’s governing document, the Declaration of Trust, dated December 3, 1964. As a result, the Trust will not make any distributions to Unit Holders in respect of the Q1 Payment.

For the twelve months ended June 30, 2014, the Trust’s distributions amounted to $636,276 (or $2.2911 per Trust Unit) as compared to $350,819 (or $1.2632 per Trust Unit) for the twelve months ended June 30, 2013.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2014 and June 30, 2013 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2014			Per Unit*

Gross royalty income collected by EMI for the period	$749,560

Less: Related royalty expense	392,547
Amount deducted by EMI	224,867
Adjustment for copyright renewals, etc.	—

	617,414

Balance as reported by EMI	$132,146

Payments received by Trust	$132,146			$.4758
Audit settlement
Funds held for payment of expenses

Total	132,146			.4758
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses

Reserve for payment of expenses	132,146	**		.4758

Balance available for distribution	-0-			-0-

Distribution per Unit*			$-0-

*	Based on the 277,712 Trust Units outstanding.
**	Will be applied against administrative expenses of the Trust, which include third party invoices received by the Trust as of June 6, 2014, totalling $146,719.

Three Months Ended June 30, 2013		Per Unit*	Twelve Months Ended June 30, 2014		Per Unit	Twelve Months Ended June 30, 2013		Per Unit*

$519,860			$2,782,788			$2,594,257

354,515			1,219,744			1,220,533
142,961			830,247			764,817
—			114,000			—

497,476			2,164,051			1,985,358

$22,384			$618,737			$608,907

$22,384		$.0806	$618,737		$2.2280	$608,907		$2.1926

			625,000		2.2505

			206,327		.7430

			1,450,064		5.2215
			(497,699)		1.7921	235,904		.8495
22,384		.0806	(316,090)		1.1382	22,184		.0799

-0-		-0-	$636,275		$2.2912	$350,819		$1.2632

	-0-			$2.2912			$1.2632